Exhibit 99.1

Tempur-Pedic International Inc. Files for Secondary Public Offering by Selling Stockholders

Lexington, KY – November 2, 2004 – Tempur-Pedic International Inc. (NYSE: TPX) announced today that it has filed with the Securities and Exchange Commission a registration statement for a secondary public offering of shares of its common stock. Ten million (10,000,000) shares of common stock will be offered by certain selling stockholders. The underwriters will also have an option to purchase up to an additional 1,500,000 shares from the selling stockholders. The Company will not be selling any shares.

The offering will be underwritten by a group of underwriters, with Lehman Brothers Inc. and Goldman, Sachs & Co. acting as joint book-running managers on the offering. When available, a copy of the preliminary prospectus relating to the offering may be obtained at www.sec.gov or from Lehman Brothers’ prospectus department at 745 Seventh Avenue, New York, New York 10019, or by phone at (212) 526-7000, and from Goldman, Sachs & Co. at Prospectus Department, 85 Broad St., New York, NY 10004, or by phone at (212) 902-1171.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes premium mattresses and pillows made from its proprietary Tempur® pressure-relieving material, a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the Tempur® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International are in Lexington, KY.

Contact:

Tempur-Pedic International Inc.

Dale E. Williams

(800) 805-3635